Exhibit 21.1

Subsidiaries

Subsidiary	Jurisdiction
221 American Boulevard — Bloomington LLC	Delaware
401 W Michigan Street — Milwaukee LLC	Delaware
500 Woodward LLC	Delaware
CTL I Maryland LLC	Delaware
Hubble Drive Lanham LLC	Delaware
iStar CTL Manager LLC	Delaware
iStar Dallas GL GenPar LLC	Delaware
iStar Dallas GL LP	Delaware
iStar North Old Atlanta Road LLC	Delaware
iStar Woodward LLC	Delaware
Red Lion GP LLC	Delaware
RLH GenPar II LLC	Delaware
RLH Partnership LP	Delaware
RLH Partnership II LP	Delaware
Safety Income and Growth Operating Partnership LP	Delaware
SIGI Finco I LLC	Delaware
SIGOP GenPar LLC	Delaware